UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report: March 31, 2015

Signature Group Holdings, Inc.

Delaware	001-08007	46-3783818
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15301 Ventura Boulevard, Suite 400 Sherman Oaks, California 91403
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (805) 435-1255

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On March 31, 2015, Signature Group Holdings, Inc. (“Signature” or the “Company”) appointed John Miller as its Executive Vice President of Operations, effective immediately.

Prior to joining the Company, Mr. Miller (age 57) was engaged as a private consultant with Valley Innovation Consulting LLC, since April 2014, providing business management, business process, and innovation strategy and execution consulting. In the beginning of 2014, Mr. Miller served briefly as the Chief Technology Officer and Senior Vice President of the Brady Corporation.  From 1985 to 2013, Mr. Miller held a variety of positions at 3M Company (“3M”) primarily in 3M’s operating business units where he was involved in the management of technology, product development, and commercialization.  He most recently served as the global laboratory head (Technical Director) of the Industrial Adhesives & Tapes Division (“IATD”), where he was responsible for driving growth by leveraging 3M’s technology capabilities in the development and commercialization of new products; driving growth through technical sales and technical service support; expanding IATD’s global technical footprint; and fostering local country innovation.  In addition, he was responsible for the formation of strategic technology-oriented business partnerships with customers and suppliers and for building a world-class technical and technical management team, including the development of future 3M technical leaders globally.

Mr. Miller’s appointment is pursuant to an Evergreen Employment Agreement (the “Employment Agreement”) with the Company, dated and effective March 31, 2015.  The Employment Agreement provides Mr. Miller with a base annual salary of $275,000 (“Base Salary”) and an annual target cash bonus of 70% of his Base Salary (“Target Bonus”) based on the achievement of certain Company and individual performance milestones and objectives. For 2015, the Employment Agreement provides an expectation that the Target Bonus will be based 80% on the Company’s achievement of its 2015 annual target earnings before interest, taxes, depreciation and amortization (“EBITDA”) and 20% on Mr. Miller’s achievement of individual performance goals, with a lower bonus available for less than full achievement of the 2015 annual target EBITDA and a greater bonus available for overachievement of the 2015 annual target EBITDA. The corporate target and individual performance measures, determination of the amount of any bonus, the achievement of any underlying annual EBITDA goal, and any other Company or individual performance milestones shall be as recommended annually by the Company’s Chief Executive Officer, and then determined by the Compensation Committee of the Company’s Board of Directors (the “Board”) and approved by the Board.

As set forth in the Employment Agreement, Mr. Miller will be employed on an at-will basis.  If the Company provides notice to Mr. Miller that it plans to terminate his employment without “cause” (as defined in the Employment Agreement) or if Mr. Miller terminates his employment for “good reason” (as defined in the Employment Agreement), he will be entitled to salary continuation at his then current base salary for a period of one year following the termination of the Employment Agreement. Salary continuation and certain other benefits under this agreement are subject to Mr. Miller’s execution of a general release in a form reasonably acceptable to the Company. The Employment Agreement also contains customary confidentiality, non-disparagement and non-solicitation provisions.

Pursuant to the terms of the Employment Agreement and for fiscal year 2015, the Compensation Committee has recommended and the Board has granted and the Company issued Mr. Miller 24,430 shares of Signature’s restricted common stock pursuant to a Restricted Stock Award Agreement and the Amended and Restated Signature Group Holdings, Inc. 2006 Performance Incentive Plan. The restricted common stock was issued March 31, 2015 with a fair value of $150,000, which shares vest in three equal annual installments on the anniversary of the date of grant.  Vesting for such shares will be accelerated in the event of a “change in control” (as defined in the Employment Agreement), an involuntary termination of Mr. Miller’s employment not for cause or for good reason, or upon the death or disability (as defined in the Employment Agreement) of Mr. Miller.

The foregoing description of Mr. Miller’s Employment Agreement is a summary only and is qualified in its entirety by the copy of such agreement that is filed as Exhibit 10.1 to this Current Report and is incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

d) Exhibits

The following are filed as exhibits to this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Evergreen Employment Agreement dated March 31, 2015 between John Miller and Signature Group Holdings, Inc.
99.1	Press release dated April 2, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIGNATURE GROUP HOLDINGS, INC.

Date: April 2, 2015	By:	/s/ W. CHRISTOPHER MANDERSON
	Name:	W. Christopher Manderson
	Title:	Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Evergreen Employment Agreement dated March 31, 2015 between John Miller and Signature Group Holdings, Inc.
99.1	Press release dated April 2, 2015.